UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VELATEL GLOBAL COMMUNICATIONS, INC.
(Exact name of Registrant as Specified in Its Charter)

Nevada	98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12526 High Bluff Drive, Suite 155
San Diego, California 92130
(Address, Including Zip Code, of Principal Executive Offices)

Independent Contractors
(Full title of the Plan)

Kenneth L. Waggoner
12526 High Bluff Drive, Suite 155
San Diego, California 92130
(760) 230-8986
(Name, Address and Telephone Number, Including
Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ❑	Accelerated filer ❑
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	31,149,720 Shares	$0.0224	$697,753.68	$79.96

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of this Form S-8 Registration Statement (“Form S-8”) is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (“the SEC”).

PART II

Item 3.  Incorporation of Documents by Reference

The SEC allows VelaTel Global Communications, Inc. (“Registrant”, “we” or “us”) to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this Form S-8; later information filed with the SEC will update and supersede this information.  The following documents filed by us with the SEC are incorporated by reference:

(a)
Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 filed on April 16, 2012, including all documents attached thereto or incorporated therein by reference, and all amendments thereto;

(b)
Registrant’s Current Reports on Form 8-K filed on April 20, 2012, April 24, 2012 and April 27,2012, including all documents attached thereto or incorporated therein by reference, and all amendments thereto;

(c)
Registrant’s Registration Statements on Form S-8 filed on February 10, 2012, February 29, 2012 and April 2, 2012, including all documents attached thereto or incorporated therein by reference, and all amendments thereto; and

(d)
Registrant’s Registration Statement Prospectus for Reoffers and Resales on Form S-3 filed on May 1, 2012, including all documents attached thereto or incorporated therein by reference, and all amendments thereto.

All documents subsequently filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (“the Exchange Act”), after the date of this Form S-8 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Form S-8 from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Form S-8 to the extent that a statement contained in this Form S-8, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Form S-8, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Form S-8.

Item 4.  Description of Securities

The shares of Registrant’s Series A common stock (“Shares”), with a par value of $0.001

Item 5.  Interests of Named Experts and Counsel

The Shares being registered pursuant to this Form S-8 are being registered to the individuals identified in Exhibit 99.1 for services provided to Registrant and by the individuals identified in Exhibit 99.1 pursuant to Independent Contractor Agreements (ICA) or engagement letters disclosed in previous Registration Statements on Form S-8 that are identified and incorporated by reference herein, with the exception of Ryan Alvarez, whose ICA is attached as Exhibit 99.2 (identical form to the ICAs of other personnel previously disclosed), Sandra Haxby, whose ICA is attached as Exhibit 99.3, and Kevin Picard, whose engagement letter is attached as Exhibit 99.4.

Item 6.  Indemnification of Directors and Officers

We indemnify our directors and officers for all liabilities allowed under the Nevada Revised Statutes.  We do not indemnify for a breach of loyalty, reckless or intentional acts causing harm to Registrant or any illegal or criminal acts intended to provide personal gain.

Item 7.  Exemption from Registration Claimed

This Item is not applicable.  Registrant does not claim any exemption from registration.

Item 8.  Exhibits

99.1	Schedule of Independent Contractors, Consideration Paid and Number of Shares Issued
99.2	Independent Contractor Agreement with Ryan Alvarez

99.3	Independent Contractor Agreement with Sandra Haxby

99.4	Engagement Letter of Kevin Picard

Item 9.  Undertakings

The undersigned Registrant hereby undertakes to:

(a)	file, during any period in which offers or sales are being made, a post-effective amendment to this Form S-8;
(b)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (“the Securities Act”);
(c)
reflect in the prospectus any facts or events arising after the effective date of this Form S-8 (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Form S-8.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Form S-8; and

(d)
include any material information with respect to the plan of distribution not previously disclosed in this Form S-8 or any material change to such information in this Form S-8; provided, however, that paragraphs (a) (1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included is a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Form S-8;

(e)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(f)	remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Form S-8 shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, lawsuit or proceeding,) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned thereunto duly authorized in the City of San Diego, State of California, on May 1, 2012.

VELATEL GLOBAL COMMUNICATIONS, INC.

By:  /s/ George Alvarez
George Alvarez
Chief Executive Officer